Filed Pursuant to Rule 433

Registration Statement Nos. 333-110203 and 333-110203-03

March 5, 2009

PRICING TERM SHEET

U.S.$1,500,000,000 3.125% Guaranteed Notes due 2012:

Issuer:	BP Capital Markets p.l.c. (“BP Capital U.K.”)

Guarantor:	BP p.l.c. (“BP”)

Title:	3.125% Guaranteed Notes due 2012 (the “2012 Notes”)

Total principal amount being issued:	$1,500,000,000

Denomination:	The 2012 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance Date:	March 10, 2009

Guarantee:	Payment of the principal of and interest on the 2012 Notes is fully guaranteed by BP.

Maturity Date:	March 10, 2012

Day Count:	30/360

Day Count Convention:	Following

Interest Rate:	3.125% per annum

Date interest starts accruing:	March 10, 2009

Interest Payment Dates:	September 10 and March 10 of each year, subject to the Day Count Convention.

First Interest Payment Date:	September 10, 2009

Treasury benchmark:	1.375% due February 2012

US treasury yield:	1.277%

Spread to treasury:	T+185 bps

Re-offer yield:	3.127%

Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2012 Notes are unsecured and will rank equally with all of BP Capital U.K.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of additional amounts:	None payable under current law, provided that the 2012 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2012 Notes on the New York Stock Exchange although neither BP Capital U.K. nor BP can guarantee such listing will be obtained.

Redemption:	The 2012 Notes are not redeemable, except as described under “Description of Debt Securities—Optional Tax Redemption” on page 18 of the prospectus. The provision for optional tax redemption described therein will apply in respect of changes in tax treatments occurring after March 10, 2009.

Sinking fund:	There is no sinking fund.

Further issuances:	BP Capital U.K. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2012 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated March 5, 2009, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2012 Notes issued pursuant to the prospectus supplement. These additional 2012 Notes will be deemed part of the same series as the 2012 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2012 Notes the right to vote together with holders of the 2012 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.994% Total: $1,499,910,000

Proceeds, before expenses, to us:	Per Note: 99.869%; Total: $1,498,035,000

Underwriters:	Barclays Capital Inc. BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co.

CUSIP Number:	05565Q BG2

ISIN:	US05565QBG29

U.S.$750,000,000 3.875% Guaranteed Notes due 2015:

Issuer:	BP Capital U.K.

Guarantor:	BP

Title:	3.875% Guaranteed Notes due 2015 (the “2015 Notes”)

Total principal amount being issued:	$750,000,000

Denomination:	The 2015 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance Date:	March 10, 2009

Guarantee:	Payment of the principal of and interest on the 2015 Notes is fully guaranteed by BP.

Maturity Date:	March 10, 2015

Day Count:	30/360

Day Count Convention:	Following

Interest Rate:	3.875% per annum

Date interest starts accruing:	March 10, 2009

Interest Payment Dates:	September 10 and March 10 of each year, subject to the Day Count Convention.

First Interest Payment Date:	September 10, 2009

Treasury benchmark:	1.875% due February 2014

US treasury yield:	1.796%

Spread to treasury:	T+210 bps

Re-offer yield:	3.896%

Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2015 Notes are unsecured and will rank equally with all of BP Capital U.K.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of additional amounts:	None payable under current law, provided that the 2015 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2015 Notes on the New York Stock Exchange although neither BP Capital U.K. nor BP can guarantee such listing will be obtained.

Redemption:	The 2015 Notes are not redeemable, except as described under “Description of Debt Securities—Optional Tax Redemption” on page 18 of the prospectus. The provision for optional tax redemption described therein will apply in respect of changes in tax treatments occurring after March 10, 2009.

Sinking fund:	There is no sinking fund.

Further issuances:	BP Capital U.K. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2015 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated March 5, 2009, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2015 Notes issued pursuant to the prospectus supplement. These additional 2015 Notes will be deemed part of the same series as the 2015 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2015 Notes the right to vote together with holders of the 2015 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.889% Total: $749,167,500

Proceeds, before expenses, to us:	Per Note: 99.714%; Total: $747,855,000

Underwriters:	Barclays Capital Inc. BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co.

CUSIP Number:	05565Q BH0

ISIN:	US05565QBH02

U.S.$1,000,000,000 4.750% Guaranteed Notes due 2019:

Issuer:	BP Capital U.K.

Guarantor:	BP

Title:	4.750% Guaranteed Notes due 2019 (the “2019 Notes”)

Total principal amount being issued:	$1,000,000,000

Denomination:	The 2019 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance Date:	March 10, 2009

Guarantee:	Payment of the principal of and interest on the 2019 Notes is fully guaranteed by BP.

Maturity Date:	March 10, 2019

Day Count:	30/360

Day Count Convention:	Following

Interest Rate:	4.750% per annum

Date interest starts accruing:	March 10, 2009

Interest Payment Dates:	September 10 and March 10 of each year, subject to the Day Count Convention.

First Interest Payment Date:	September 10, 2009

Treasury benchmark:	2.750% due February 2019

US treasury yield:	2.784%

Spread to treasury:	T+200 bps

Re-offer yield:	4.784%

Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2019 Notes are unsecured and will rank equally with all of BP Capital U.K.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of additional amounts:	None payable under current law, provided that the 2019 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2019 Notes on the New York Stock Exchange although neither BP Capital U.K. nor BP can guarantee such listing will be obtained.

Optional tax redemption:	The 2019 Notes are not redeemable, except as described under “Description of Debt Securities—Optional Tax Redemption” on page 18 of the prospectus and as described below under “Optional make-whole redemption”. The provision for optional tax redemption described therein will apply in respect of changes in tax treatments occurring after March 10, 2009.

Optional make-whole redemption:	BP Capital U.K. has the right to redeem the 2019 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2019 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2019 Notes to be redeemed (not including any portion of payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 30 basis points, plus in each case accrued and unpaid interest to the date of redemption. For purposes of determining the optional make-whole redemption price, the following definitions are applicable. “Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. “Comparable treasury issue” means the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the 2019 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. “Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date. “Quotation agent” means one of the reference treasury dealers appointed by BP Capital U.K. “Reference treasury dealer” means Barclays Capital Inc. and Goldman, Sachs & Co. or their affiliates which are primary U.S. government securities dealers, and their respective successors, and two other primary U.S. government securities dealers selected by BP Capital U.K., provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), BP Capital U.K. shall substitute therefor another primary treasury dealer. “Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. New York time on the third business day preceding such redemption date.

Sinking fund:	There is no sinking fund.

Further issuances:	BP Capital U.K. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2019 Notes in one or more transactions subsequent to the date of the related prospectus supplement dated March 5, 2009, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2019 Notes issued pursuant to the prospectus supplement. These additional 2019 Notes will be deemed part of the same series as the 2019 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2019 Notes the right to vote together with holders of the 2019 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.732% Total: $997,320,000

Proceeds, before expenses, to us:	Per Note: 99.482%; Total: $994,820,000

Underwriters:	Barclays Capital Inc. BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co.

CUSIP Number:	05565Q BJ6

ISIN:	US05565QBJ67

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The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-227-2275, ext. 2663; BNP Paribas Securities Corp. toll-free at 1-800-854-5674; Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037; or Goldman, Sachs & Co. toll-free at 1-866-471-2526.